Exhibit 99.1
Granite Reports Third Quarter 2025 Results
•Record Committed and Awarded Projects (“CAP”) (1) increased sequentially $273 million to $6.3 billion
•Q3 revenue increased 12% year-over-year to $1.43 billion
•Q3 net income increased 30% year-over-year to $103 million and adjusted net income (2) increased 36% year-over-year to $124 million
•Q3 diluted EPS increased 26% year-over-year to $1.98 and adjusted diluted EPS (2) increased 32% year-over-year to $2.70
•Q3 adjusted EBITDA (2) increased 44% year-over-year to $216 million
WATSONVILLE, Calif. - Granite (NYSE: GVA) today announced results for the quarter ended September 30, 2025.
Third Quarter 2025 Results
Net income attributable to Granite totaled $103 million, or $1.98 per diluted share, compared to net income attributable to Granite of $79 million, or $1.57 per diluted share, for the same period in the prior year. Adjusted net income attributable to Granite (2) totaled $124 million, or $2.70 per diluted share, compared to adjusted net income attributable to Granite (2) of $91 million, or $2.05 per diluted share, for the same period in the prior year.
•Revenue increased $158 million to $1.43 billion compared to $1.28 billion for the same period in the prior year.
•Gross profit increased $58 million to $261 million compared to $203 million for the same period in the prior year.
•Selling, general, and administrative (“SG&A”) expenses increased $10 million to $102 million, or 7.1% of revenue, compared to $92 million, or 7.2% of revenue, for the same period in the prior year.
•Adjusted EBITDA (2) increased $67 million to $216 million compared to $149 million for the same period in the prior year.
“Our third quarter results demonstrate solid progress toward our 2027 financial targets,” said Kyle Larkin, Granite President and Chief Executive Officer. “Our CAP reached $6.3 billion, which is a new record, with a number of projects ramping up in the third quarter that should accelerate growth in the fourth quarter and into 2026. Year-over-year gross profit margin gains in both segments were led by exceptional results in the Materials segment. In addition, we continued to execute on our strategy to support and strengthen our existing vertically-integrated home markets with the acquisition of Cinderlite, a business that should bolster our Nevada operations. Robust public and private markets, disciplined project selection and execution, and strategic M&A opportunities position Granite to finish 2025 strong and achieve top- and bottom-line growth in 2026 in line with our financial targets.”

Nine Months Ended September 30, 2025 Results
Net income attributable to Granite totaled $141 million, or $2.83 per diluted share, compared to $85 million, or $1.79 per diluted share, for the same period in the prior year. Adjusted net income attributable to Granite (2) totaled $211 million, or $4.67 per diluted share, compared to $158 million, or $3.56 per diluted share, for the same period in the prior year.
•Revenue increased $229 million to $3.26 billion, compared to $3.03 billion for the same period in the prior year.
•Gross profit increased $121 million to $543 million, compared to $422 million for the same period in the prior year.
•SG&A expenses increased $53 million to $303 million, or 9.3% of revenue, compared to $250 million, or 8.2% of revenue, for the same period in the prior year. The increase in SG&A expenses was primarily due to higher salaries and related costs and an increase in stock-based compensation expenses.
•Adjusted EBITDA (2) increased $103 million to $396 million compared to $293 million for the same period in the prior year.
•Year-to-date operating cash flow was $290 million and positions us to outperform our target of 9% operating cash flow as a percent of revenue for the year.
(1)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.
(2)Adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

Three and Nine Months ended September 30, 2025 (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	2024	Change		2025	2024	Change

Revenue	$1,162,513	$1,080,705	$81,808	7.6%	$2,714,557	$2,593,872	$120,685	4.7%
Gross profit	$192,346	$170,685	$21,661	12.7%	$431,450	$362,885	$68,565	18.9%
Gross profit as a percent of revenue	16.5%	15.8%			15.9%	14.0%
Revenue increased year-over-year, driven primarily by $53 million from our recently acquired businesses, Warren Paving and Papich Construction, and higher CAP entering the quarter. Gross profit increased year-over-year as a result of the increase in revenue and improved project execution across our higher quality project portfolio. Additionally, Papich Construction and Warren Paving contributed $7 million of gross profit during the quarter, which included $1 million of purchase accounting-related charges such as step-up depreciation and intangible asset amortization.

CAP increased $273 million sequentially to $6.3 billion, an increase of $718 million year-over-year. The bidding pipeline continues to be robust across the company in both public and private markets and there are ample opportunities to build CAP to drive organic growth in line with our 2027 financial targets.

Materials Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	2024	Change		2025	2024	Change
Revenue	$270,985	$194,805	$76,180	39.1%	$544,452	$436,399	$108,053	24.8%
Gross profit	$68,202	$32,264	$35,938	111.4%	$112,046	$59,060	$52,986	89.7%
Gross profit as a percent of revenue	25.2%	16.6%			20.6%	13.5%
Cash gross profit(1)	$85,987	$43,202	$42,785	99.0%	$155,465	$89,718	$65,747	73.3%
Cash gross profit as a % of revenue(1)	31.7%	22.2%			28.6%	20.6%
(1)Materials segment cash gross profit and cash gross profit as a percent of revenue are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
Revenue, gross profit and cash gross profit improved year-over-year primarily driven by higher sales volumes and prices in both aggregates and asphalt. Additionally, materials revenue from our recently acquired businesses, Warren Paving and Papich Construction, was $46 million for both the three and nine months ended September 30, 2025, and gross profit was $10 million, including $2 million of purchase accounting-related charges such as step-up depreciation and intangible asset amortization, for the same periods.

Outlook
We are updating our 2025 fiscal year guidance as noted below:
•Revenue narrowed to a range of $4.35 billion to $4.45 billion from a range of $4.35 billion to $4.55 billion
•Adjusted EBITDA margin increased to a range of 11.50% to 12.50% from a range of 11.25% to 12.25%
•SG&A expense unchanged at approximately 9.0% of revenue, inclusive of an estimated $40 million of stock-based compensation expense
•Effective tax rate for adjusted net income unchanged in the Mid-20s
•Capital expenditures expected to total approximately $130 million, or approximately 3% of revenue
We do not provide a reconciliation of forward-looking adjusted EBITDA margin or the most directly comparable forward-looking GAAP measure of net income attributable to Granite because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.

“In the third quarter, we saw an increase in materials orders and we continued to expand our high quality project portfolio. We expect a busy fourth quarter and continuation into 2026. Some anticipated project start ups shifted later into the second half of 2025, prompting a revision to our revenue range for 2025. Importantly, with our strong performance in both segments, we are increasing our full year adjusted EBITDA margin range,” stated Staci Woolsey, Granite Executive Vice President and Chief Financial Officer.

Conference Call
Granite will conduct a conference call today, November 6, 2025, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended September 30, 2025. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through November 13, 2025, by calling 1-855-669-9658, replay access code 5808113; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified vertically-integrated civil contractors and construction materials producers in the United States. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2025 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, stock-based compensation expense, effective tax rate, and capital expenditures, that our growth should accelerate in the fourth quarter and into 2026, that Cinderlite should bolster our Nevada operations, robust public and private markets, disciplined project selection and execution and strategic M&A opportunities position Granite to finish 2025 strong and achieve top- and bottom-line growth in 2026 in line with our financial targets, we are positioned to outperform our target of 9% operating cash flow as a percent of revenue for the year, there are ample opportunities to build CAP to drive organic growth in line with our 2027 financial targets, that we expect a busy fourth quarter and continuation into 2026, CAP and results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are based on management’s current beliefs, assumptions and estimates. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$441,804	$578,330
Short-term marketable securities	105,437	7,311
Receivables, net	836,149	511,742
Contract assets	261,263	328,353
Inventories	145,239	108,175
Equity in construction joint ventures	154,152	140,928
Other current assets	36,023	41,824
Total current assets	1,980,067	1,716,663
Property and equipment, net	1,199,605	716,184
Long-term marketable securities	69,303	—
Investments in affiliates	94,643	94,031
Goodwill	391,660	214,465
Intangible assets, net	181,040	127,886
Right of use assets	152,406	89,791
Other noncurrent assets	76,596	66,635
Total assets	$4,145,320	$3,025,655

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$371,990	$1,109
Accounts payable	527,625	407,223
Contract liabilities	327,237	299,671
Accrued expenses and other current liabilities	407,425	323,956
Total current liabilities	1,634,277	1,031,959
Long-term debt	966,346	737,939
Long-term lease liabilities	125,915	73,638
Deferred income taxes, net	118,158	13,874
Other long-term liabilities	95,643	88,882
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,736,765 shares as of September 30, 2025 and 43,424,646 shares as of December 31, 2024	437	434
Additional paid-in capital	426,143	410,739
Accumulated other comprehensive income (loss)	868	(582)
Retained earnings	728,332	604,635
Total Granite Construction Incorporated shareholders’ equity	1,155,780	1,015,226
Non-controlling interests	49,201	64,137
Total equity	1,204,981	1,079,363
Total liabilities and equity	$4,145,320	$3,025,655

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$1,433,498	$1,275,510	$3,259,009	$3,030,271
Cost of revenue	1,172,950	1,072,561	2,715,513	2,608,326
Gross profit	260,548	202,949	543,496	421,945
Selling, general and administrative expenses	101,645	91,650	303,443	249,695
Other costs, net	16,019	8,543	38,698	29,778
Gain on sales of property and equipment, net	(767)	(1,542)	(6,110)	(4,347)
Operating income	143,651	104,298	207,465	146,819
Other (income) expense:
(Gain) loss on debt extinguishment	—	(272)	—	27,552
Interest income	(5,986)	(7,513)	(18,015)	(17,815)
Interest expense	13,367	7,905	29,051	21,325
Equity in income of affiliates, net	(4,946)	(4,394)	(9,738)	(12,921)
Other income, net	(6,309)	(874)	(8,834)	(1,350)
Total other (income) expense, net	(3,874)	(5,148)	(7,536)	16,791
Income before income taxes	147,525	109,446	215,001	130,028
Provision for income taxes	38,128	25,469	53,586	36,636
Net income	109,397	83,977	161,415	93,392
Amount attributable to non-controlling interests	(6,468)	(5,026)	(20,442)	(8,529)
Net income attributable to Granite Construction Incorporated	$102,929	$78,951	$140,973	$84,863

Net income per share attributable to common shareholders:
Basic	$2.35	$1.81	$3.23	$1.93
Diluted	$1.98	$1.57	$2.83	$1.79
Weighted average shares outstanding:
Basic	43,783	43,696	43,665	43,914
Diluted	53,556	52,366	52,968	52,585

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Nine Months Ended September 30,	2025	2024
Operating activities:
Net income	$161,415	$93,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	113,615	92,283
Amortization related to long-term debt	3,347	3,400
Non-cash loss on debt extinguishment	—	27,552
Gain on sales of property and equipment, net	(6,110)	(4,347)
Stock-based compensation	36,845	17,325
Equity in net (income) loss from unconsolidated construction joint ventures	(5,401)	651
Net income from affiliates	(9,738)	(12,921)
Other non-cash adjustments	233	(165)
Changes in assets and liabilities	(4,594)	66,379
Net cash provided by operating activities	$289,612	$283,549
Investing activities:
Purchases of marketable securities	(238,371)	(6,977)
Maturities of marketable securities	70,415	31,500
Purchases of property and equipment	(87,730)	(108,167)
Proceeds from sales of property and equipment	10,921	6,739
Acquisitions of businesses, net of cash acquired	(705,278)	(122,448)
Cash paid for purchase price adjustments on business acquisition	—	(13,183)
Other investing activities	2,250	1,429
Net cash used in investing activities	$(947,793)	$(211,107)
Financing activities:
Proceeds from long-term debt	610,000	—
Proceeds from issuance of convertible notes	—	373,750
Debt principal repayments	(10,831)	(310,226)
Capped call transactions	—	(46,046)
Redemption of warrants	—	(497)
Debt issuance costs	(2,558)	(10,053)
Cash dividends paid	(17,030)	(17,131)
Repurchases of common stock	(21,600)	(21,384)
Contributions from non-controlling partners	3,345	20,500
Distributions to non-controlling partners	(39,625)	(18,072)
Other financing activities, net	(46)	1,340
Net cash provided by (used in) financing activities	$521,655	$(27,819)
Net increase (decrease) in cash and cash equivalents	(136,526)	44,623
Cash and cash equivalents at beginning of period	578,330	417,663
Cash and cash equivalents at end of period	$441,804	$462,286

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of stock-based compensation expense, (gain) loss on debt extinguishment in 2024 and other costs, net, which include legal fees for the defense of a former company officer in his ongoing civil litigation with the Securities and Exchange Commission, reorganization costs, strategic acquisition and integration expenses and, in 2024, non-cash impairment charges.
We provide adjusted income before income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Other costs, net as described above;
•Acquired intangible asset amortization and acquisition-related depreciation;
•Stock-based compensation expense; and
•(Gain) loss on debt extinguishment.
We also provide materials segment cash gross profit and materials segment cash gross profit by product line and the related margins to exclude the impact of the segment’s and product line’s depreciation, depletion and amortization from the segment’s and product line’s gross profit. To better illustrate the operational performance generated by the assets of the materials segment, and its product lines, our calculation adds back all depreciation, depletion and amortization to the materials segment and its product lines and does not eliminate any in consolidation. In addition, we exclude barge delivery revenue from our calculation of average selling price per ton to improve comparability with prior periods. The acquisition of Warren Paving introduced barge delivery revenue starting in the third quarter of 2025. Management believes that non-GAAP financial measures such as materials segment cash gross profit and materials segment cash gross profit by product line and the related margins, and average selling price per ton are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons to prior periods and between companies that have different capital and financing structures.
Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies, and management uses these non-GAAP financial measures in evaluating performance. However, the reader is cautioned that any non-GAAP financial measures provided by us are provided in addition to, and not as alternatives for, our reported results prepared in accordance with GAAP. Items that may have a significant impact on our financial position, results of operations and cash flows must be considered when assessing our actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by us to calculate non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by us may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
EBITDA:
Net income attributable to Granite Construction Incorporated	$102,929	$78,951	$140,973	$84,863
Net income margin(2)	7.2%	6.2%	4.3%	2.8%

Depreciation, depletion and amortization expense(3)	48,901	33,956	114,931	93,532
Provision for income taxes	38,128	25,469	53,586	36,636
Interest expense, net	7,381	392	11,036	3,510
EBITDA(1)	$197,339	$138,768	$320,526	$218,541
EBITDA margin(1)(2)	13.8%	10.9%	9.8%	7.2%

ADJUSTED EBITDA:
Other costs, net	16,019	8,543	38,698	29,778
Stock-based compensation	2,214	2,241	36,845	17,325
(Gain) loss on debt extinguishment	—	(272)	—	27,552
Adjusted EBITDA(1)	$215,572	$149,280	$396,069	$293,196
Adjusted EBITDA margin(1)(2)	15.0%	11.7%	12.2%	9.7%
(1)We define EBITDA as GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of other costs, net, stock-based compensation and (gain) loss on debt extinguishment as described above.
(2)Represents net income, EBITDA and adjusted EBITDA divided by consolidated revenue of $1.43 billion and $1.28 billion for the three months ended September 30, 2025 and 2024, respectively, and $3.26 billion and $3.03 billion for the nine months ended September 30, 2025 and 2024, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Income before income taxes	$147,525	$109,446	$215,001	$130,028
Other costs, net	16,019	8,543	38,698	29,778
Acquired intangible asset amortization and acquisition-related depreciation	7,617	5,546	15,596	15,378
Stock-based compensation	2,214	2,241	36,845	17,325
(Gain) loss on debt extinguishment	—	(272)	—	27,552
Adjusted income before income taxes	$173,375	$125,504	$306,140	$220,061

Provision for income taxes	$38,128	$25,469	$53,586	$36,636
Tax effect of adjusting items(1)	4,310	4,474	21,121	16,593
Adjusted provision for income taxes	$42,438	$29,943	$74,707	$53,229

Net income attributable to Granite Construction Incorporated	$102,929	$78,951	$140,973	$84,863
After-tax adjusting items	21,540	11,584	70,018	73,440
Adjusted net income attributable to Granite Construction Incorporated	$124,469	$90,535	$210,991	$158,303

Diluted weighted average shares of common stock	53,556	52,366	52,968	52,585
Less: dilutive effect of Convertible Notes(2)	(7,457)	(8,103)	(7,827)	(8,103)
Adjusted diluted weighted average shares of common stock	46,099	44,263	45,141	44,482

Diluted net income per share attributable to common shareholders	$1.98	$1.57	$2.83	$1.79
After-tax adjusting items per share attributable to common shareholders	0.72	0.48	1.84	1.77
Adjusted diluted earnings per share attributable to common shareholders	$2.70	$2.05	$4.67	$3.56
(1)The tax effect of adjusting items was calculated using our estimated annual statutory tax rate. The tax effect of adjusting items for the three and nine months ended September 30, 2025 excludes $9 million of acquisition costs in Other costs, net that were non-tax deductible and the nine months ended September 30, 2024 excludes $26 million of loss on debt extinguishment as it was almost entirely non-tax deductible.
(2)When calculating diluted net income attributable to common shareholders, GAAP requires that we include potential share dilution from the convertible notes when not antidilutive. We entered into capped call transactions relating to both the 3.75% and 3.25% convertible notes to offset the dilutive impact of the convertible notes. The impact of the capped call transactions was excluded from the GAAP diluted net income attributable to common shareholders calculation as the impact would be antidilutive. For the purpose of calculating our adjusted diluted net income per share attributable to common shareholders, the dilutive effect of the convertible notes is removed to reflect the impact of the capped call transactions.

GRANITE CONSTRUCTION INCORPORATED
MATERIALS SEGMENT PRODUCT LINE INFORMATION
(Unaudited - in thousands, except selling price data)

	Materials Product Line(1)			Total Materials Segment
Three Months Ended September 30, 2025	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$100,849	$169,290	$846	$270,985
Internal revenue(3)	83,016	99,928	(182,944)	—
Total Revenue	$183,865	$269,218	$(182,098)	$270,985

Sales tons	8,041	3,205
Average selling price per ton(4)	$20.54	$84.00

Gross profit	$39,060	$60,297	$(31,155)	$68,202
Gross profit as a % of revenue	21.2%	22.4%	NM	25.2%

Depreciation, depletion and amortization	12,873	4,763	149	17,785
Cash gross profit	$51,933	$65,060	$(31,006)	$85,987
Cash gross profit as a % of revenue	28.2%	24.2%	NM	31.7%

	Materials Product Line(1)			Total Materials Segment
Three Months Ended September 30, 2024	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$57,086	$137,658	$61	$194,805
Internal revenue(3)	47,090	82,672	(129,762)	—
Total Revenue	$104,176	$220,330	$(129,701)	$194,805

Sales tons	6,366	2,801
Average selling price per ton(4)	$16.36	$78.66

Gross profit	$19,507	$38,628	$(25,871)	$32,264
Gross profit as a % of revenue	18.7%	17.5%	NM	16.6%

Depreciation, depletion and amortization	7,223	3,643	72	10,938
Cash gross profit	$26,730	$42,271	$(25,799)	$43,202
Cash gross profit as a % of revenue	25.7%	19.2%	NM	22.2%
NM - not meaningful
(1)The Aggregate product line includes aggregates, barge delivery and recycled materials. The Asphalt product line includes asphalt concrete and liquid asphalt. External revenue includes freight and delivery costs that we pass along to our customers.
(2)Represents our other product line which is comprised of immaterial amounts of products and services that are not considered core product lines, as well as eliminations of interproduct and intersegment transactions.
(3)Includes both intersegment and interproduct revenues. Intersegment revenues for the three months ended September 30, 2025 and September 30, 2024 were $105.6 million and $102.6 million, respectively.
(4)Aggregate average selling price per ton for the three months ended September 30, 2025 was calculated by dividing total aggregate revenue of $183.9 million, less $18.7 million of revenues associated with barge delivery, or $165.2 million, by sales tons for the period. There was no adjustment in the three months ended September 30, 2024.

	Materials Product Line(1)			Total Materials Segment
Nine Months Ended September 30, 2025	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$200,894	$342,353	$1,205	$544,452
Internal revenue(3)	147,429	174,292	(321,721)	—
Total Revenue	$348,323	$516,645	$(320,516)	$544,452

Sales tons	18,108	6,267
Average selling price per ton(4)	$18.20	$82.44

Gross profit	$67,669	$87,263	$(42,886)	$112,046
Gross profit as a % of revenue	19.4%	16.9%	NM	20.6%

Depreciation, depletion and amortization	30,623	12,493	303	43,419
Cash gross profit	$98,292	$99,756	$(42,583)	$155,465
Cash gross profit as a % of revenue	28.2%	19.3%	NM	28.6%

	Materials Product Line(1)			Total Materials Segment
Nine Months Ended September 30, 2024	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$147,522	$287,843	$1,034	$436,399
Internal revenue(3)	97,594	151,847	(249,441)	—
Total Revenue	$245,116	$439,690	$(248,407)	$436,399

Sales tons	15,252	5,513
Average selling price per ton(4)	$16.07	$79.76

Gross profit	$40,411	$60,642	$(41,993)	$59,060
Gross profit as a % of revenue	16.5%	13.8%	NM	13.5%

Depreciation, depletion and amortization	20,904	9,532	222	30,658
Cash gross profit	$61,315	$70,174	$(41,771)	$89,718
Cash gross profit as a % of revenue	25.0%	16.0%	NM	20.6%
NM - not meaningful
(1)The Aggregate product line includes aggregates, barge delivery and recycled materials. The Asphalt product line includes asphalt concrete and liquid asphalt. External revenue includes freight and delivery costs that we pass along to our customers.
(2)Represents our other product line which is comprised of immaterial amounts of products and services that are not considered core product lines, as well as eliminations of interproduct and intersegment transactions.
(3)Includes both intersegment and interproduct revenues. Intersegment revenues for the nine months ended September 30, 2025 and September 30, 2024 were $189.5 million and $189.2 million, respectively.
(4)Aggregate average selling price per ton for the nine months ended September 30, 2025 was calculated by dividing total aggregate revenue of $348.3 million, less $18.7 million of revenues associated with barge delivery, or $329.6 million, by sales tons for the period. There was no adjustment in the nine months ended September 30, 2024.

Contacts:
Investors
Wenjun Xu, 831-761-7861
Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated